Exhibit 99.1

Contact: Steve Pickman
913-367-1480

FOR IMMEDIATE RELEASE

CAHILL TO OVERSEE MANAGEMENT OF DISTILLERY BUSINESS
SEGMENT AT MGP INGREDIENTS;  SEARCH FOR NEW CFO UNDERWAY

ATCHISON, Kan., March 16, 2007---Ladd Seaberg, chairman and chief executive officer of MGP Ingredients, Inc. (Nasdaq/MGPI), has announced the planned appointment of Brian Cahill to the newly created position of executive vice president of the company’s distillery products business segment.  Cahill has served as vice president of finance and administration and chief financial officer since October, 2002.  He will remain in that position while a search for his successor is being completed.

“We have begun the process of seeking qualified candidates for the top financial post in our organization,” Seaberg said.  “In the meantime, Brian will continue to devote his full attention to his current responsibilities.”

Seaberg indicated it could be several weeks before a new chief financial officer is named and Cahill makes the transition to “another role of great significance” within the company.  “Brian is a tremendous asset to MGP Ingredients,” Seaberg said.  “His financial acumen, extensive management experience, attention to detail and vast knowledge of alcohol industry dynamics are qualities that will serve him and the company well in his new role.  The distillery segment is a very important component of our business.  With Brian’s leadership, we will be able to place greater focus on optimizing the strategic contributions from this area of the company.”

From 1992 to 2002, Cahill served as general manager of the company’s operations in Pekin, Ill.  He also spent 17 years as vice president of finance and administration at the Pekin plant.

Cahill began his business career as a tax accountant for the Pekin facility’s former owner, American Distilling Company, in 1975.  He was promoted to plant controller in 1977, and continued in that capacity when American Distilling was purchased by MGP Ingredients in 1980.  In 1984, Cahill was made manager of finance and administration.  A year later, he was elevated to vice president, and in 1992 was named general manager of the Illinois plant.

A native of Chicago, Cahill received a bachelor of science degree in accounting from Bradley University, Peoria, Ill., in 1975 and his CPA certification a year later.  He is a member of the American Institute of Certified Public Accountants and the Illinois CPA Society, and has been active in United Way, Chamber of Commerce board functions, the Bradley University Business School Board and youth development programs.  Cahill and his wife, Jan, have two sons and one daughter.

About MGP Ingredients

In business since 1941, MGP Ingredients, Inc. is a recognized pioneer in the development and production of natural grain-based products.  These include specialty and commodity proteins and starches for food and non-food applications, food grade alcohol for beverage and industrial applications, and fuel grade alcohol, commonly known as ethanol.  The Company has facilities in Atchison, Kan., Pekin, Ill., Kansas City, Kan., and Onaga, Kan. that utilize the latest technologies to assure high quality products and to maintain efficient production and service capabilities.

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